                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 4, 1999


          COMPS.COM REPORTS 32% INCREASE IN REVENUES FOR THIRD QUARTER

        - TOTAL INTERNET-RELATED REVENUES AT 41% OF TOTAL REVENUES IN THIRD QUARTER

        -      3 NEW GEOGRAPHIC MARKETS OPENED IN THIRD QUARTER


SAN DIEGO, CA, November 4, 1999 -- COMPS.COM, Inc. (NASDAQ: CDOT) today reported increased revenues and total Internet-related revenues at 41% of total revenues in the third quarter ended September 30, 1999.

Net revenues for the third quarter ended September 30, 1999 increased to $4.4 million from $3.4 million in the third quarter of 1998. The net loss attributable to common stockholders in the third quarter 1999 was $3.2 million or ($0.27) per common share, as compared to a net loss attributable to common stockholders of $320,000 or ($0.09) per common share in the third quarter of 1998. Preferred stock outstanding prior to the initial public offering which was converted into common stock in conjunction with the Company's initial public offering has been excluded in computing the loss per share for the third quarter of 1998.

During the quarter ended September 30, 1999, the Company reported approximately 31% of its revenues were a result of its services and products delivered solely on the Internet as compared to approximately 7% in the same period of 1998 and 26% in the second quarter of 1999. In addition, during the quarter ended September 30, 1999, the Company reported approximately 10% of its revenues were derived from Internet-related transactions such as file transfer protocol (FTP) downloading, resulting in total Internet-related revenues of approximately 41% of net revenues in the third quarter of 1999.

For the nine months ended September 30, 1999, net revenues increased to $11.8 million from $9.7 million for the same period in 1998. The net loss attributable to common stockholders for the first nine months of 1999 was $7.5 million or ($0.94) per common share, as compared to a net loss attributable to common stockholders of $719,000 or ($0.20) per common share for the same period in 1998.

Christopher Crane, Chief Executive Officer of COMPS.COM, said, "We are pleased to see increased revenues in the third quarter. During the quarter, we completed three acquisitions that provide COMPS.COM with strong market coverage in Austin and Houston. In addition, in the third quarter we initiated coverage in 3 new markets: Cincinnati/Dayton, Detroit/Toledo and St. Louis. As a result, COMPS.COM now covers 47 markets in the US, an increase of 13 markets since January 1 of this year. This extensive market coverage provides a unique foundation for our new commercial real estate transaction services delivered on our website. Our customers' usage of DealPoint and RealBid continues to grow. Our new Internet borrower / lender matching service is expected to be introduced before the end of December, 1999 and should generate increased traffic at our website ."

The Company has separately announced today that it has entered into a strategic business combination agreement with COSTAR GROUP, Inc.

COMPS.COM completed its initial public offering on May 10, 1999, selling 4.5 million shares of common stock and raising net proceeds of approximately $61.3 million after underwriting fees and offering expenses.

COMPS.COM is a national provider of comprehensive commercial real estate sales information both offline and on the Internet. Over the last 17 years, the Company has developed a highly evolved data collection and confirmation system to provide information on commercial real estate properties. This information is verified by the Company's researchers and includes sale prices, income and expenses, capitalization rates, loan data, property photographs, buyers, sellers, brokers and other key details.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We refer you to the documents the Company files from time to time with the Securities and Exchange Commission, specifically, the Company's most recent Registration Statement on Form S-1 and Form 10-Qs filed subsequently. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, uncertainty of achieving profitability, little history offering our products over the Internet, ability to timely introduce new services and products, need to continue to develop and offer new products, fluctuations in our quarterly results, volatility of stock price, and future growth subject to risks. We undertake no obligation to update the statements made in this press release as the facts change.

Please visit the COMPS.COM web site www.comps.com for additional information about the Company, its products and services.

                          -Financial tables to follow-

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                                 COMPS.COM, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                          QUARTERS ENDED                      NINE MONTHS ENDED
                                                           SEPTEMBER 30,                         SEPTEMBER 30,
                                                     1999               1998               1999               1998
                                                  ------------       ------------       ------------       ------------
Net revenues                                       $     4,439         $    3,359         $   11,839         $    9,724
Cost of revenues                                         2,521              1,468              6,248              4,061
                                                  ------------       ------------       ------------       ------------
Gross profit                                             1,918              1,891              5,591              5,663

Operating expenses:
         Selling and marketing                           2,413                979              5,422              2,805
         Product development and engineering               710                395              1,725                925
         General and administrative                      1,745                671              4,319              2,040
         Amortization of intangibles                       464                 --                864                 72
         Stock-based charges                               252                  9                830                 13
                                                  ------------       ------------       ------------       ------------
Total operating expenses                                 5,584              2,054             13,160              5,855

Loss from operations                                    (3,666)              (163)            (7,569)              (192)

Interest income (expense), net                             472                (38)               468               (193)
                                                  ------------       ------------       ------------       ------------

Net loss                                                (3,194)              (201)            (7,101)              (385)
Dividend accretion on preferred stock                       --               (119)              (435)              (334)
                                                  ------------       ------------       ------------       ------------
Net loss attributable to common stockholders       $    (3,194)        $     (320)        $   (7,536)        $     (719)
                                                  ============       ============       ============       ============


Net loss per share attributable to common
stockholders, basic and diluted                    $     (0.27)        $    (0.09)        $    (0.94)        $    (0.20)
                                                  ============       ============       ============       ============

Shares used in computing net loss per share
attributable to common stockholders, basic
and diluted                                         11,850,163          3,526,199          8,009,578          3,513,867
                                                  ============       ============       ============       ============

                                     -more-

                                 COMPS.COM, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                           9/30/99        12/31/98
                                                         -----------     ----------
                                                         (UNAUDITED)
Current Assets
    Cash and cash equivalents                              $ 31,778       $    378
    Marketable securities                                    17,734             --
    Accounts receivable                                       3,328          3,166
    Prepaid expenses and other                                1,090            184
                                                           --------       --------
Total current assets                                         53,930          3,728

Furniture and equipment, net                                  2,521          1,471

Acquired intangibles, net of amortization                     9,246          3,179
Deposits and other                                            2,200             36

                                                           --------       --------
TOTAL ASSETS                                               $ 67,897       $  8,414
                                                           ========       ========

Current Liabilities
    Accounts payable                                       $    859       $    531
    Accrued liabilities                                       1,695          1,020
    Current portion of long-term debt                         1,040            979
    Current portion of capital leases                            22             49
    Deferred revenue                                          5,263          5,503
                                                           --------       --------
Total current liabilities                                     8,879          8,082

Long-term debt, less current portion                          3,700          1,101
Capital lease obligations, less current portion                  11             22
Deferred rent                                                    73             71
                                                           --------       --------
    Total liabilities                                        12,663          9,276

Preferred stock                                                  --          7,009

   Stockholders' equity (deficit)
     Common stock                                               114             30
     Additional paid in capital                              76,981          7,745
     Warrants                                                   514            398
     Deferred compensation                                   (3,590)        (4,487)
     Accumulated deficit                                    (18,785)       (11,557)
                                                           --------       --------
Total stockholders' equity (deficit)                         55,234         (7,871)

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
                                                           --------       --------
   TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)      $ 67,897       $  8,414
                                                           ========       ========



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